APOGEE ENTERPRISES REPORTS FISCAL 2019 FOURTH QUARTER AND
FULL-YEAR RESULTS

•	Full-year revenue increases 6 percent, the company’s eighth consecutive year of growth

•	Robust demand drives strong order flow and record backlog in Architectural Services

•	Continued productivity gains in Architectural Glass, with 120 basis point sequential operating margin improvement

•	Company announces $45.7 million of pre-tax charges related to the EFCO acquisition

•	Company provides guidance for fiscal 2020

MINNEAPOLIS, MN, April 11, 2019 - Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2019 fourth-quarter and full-year results. Revenue in the fourth quarter was $346.3 million, compared to $353.5 million in the fourth quarter of fiscal year 2018. The company had a GAAP net loss of $(0.45) per share in the fourth quarter, which included pre-tax charges of $42.6 million for increased project-related charges on contracts that were acquired with the purchase of EFCO and of $3.1 million for a non-cash impairment of the trade name acquired with the purchase of EFCO. This compares to GAAP earnings of $0.78 per diluted share in the fourth quarter of fiscal 2018. Adjusted earnings1, which exclude the impact of the charges and the amortization of short-lived acquired intangibles, were $0.85 per diluted share, compared to $0.96 in the prior-year period. Earnings and adjusted earnings in the prior-year quarter included a $0.13 per share benefit from U.S. federal tax reform.

Full-year fiscal 2019 revenue grew 5.8 percent to $1.40 billion, from $1.33 billion in the prior year. Full-year GAAP earnings were $1.63 per diluted share, compared to $2.76 in fiscal 2018. Full-year adjusted earnings per share were $2.96, compared to $3.23 in fiscal 2018.

1 Adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Use and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation to the most directly comparable GAAP measures.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Commentary
“Apogee made progress on many fronts in fiscal 2019 and finished the year strong by delivering improved performance in a number of our businesses,” said Joseph F. Puishys, Chief Executive Officer. “Unfortunately, our fourth quarter results were negatively impacted by unusually severe winter weather, which caused disruptions at some of our manufacturing locations. Despite several challenges during the year, we achieved another year of growth, with revenue increasing to a record $1.4 billion. Demand remained strong in our U.S. architectural end markets, which drove robust order flow and backlog growth going into fiscal 2020. Our Architectural Services segment reported record full-year revenue and operating income and we made significant progress toward overcoming the labor and productivity issues that impacted Architectural Glass earlier in the year.”

“As we have discussed previously, a small number of legacy EFCO projects we inherited from the acquisition have presented significant challenges,” added Mr. Puishys. “During the fourth quarter, we made substantial progress toward completion of these projects and performed detailed updated cost estimates. The charges announced today are expected to cover the remaining costs related to these legacy projects and should alleviate any additional impact on future financial results. We are also actively pursuing available options to recover these added costs from certain parties.”

“We are focused on putting these issues behind us and positioning EFCO for long-term success. In fiscal 2020, we expect to complete these legacy projects and to continue taking important steps toward improving EFCO’s productivity and operating margins. EFCO ended fiscal 2019 with solid orders momentum, which we expect to continue in fiscal 2020, setting the stage for future profitable growth.”

“Overall, we’re optimistic about Apogee’s outlook.  In fiscal 2020, we expect improved revenue and operating margins in both of our core Architectural Glass and Framing Systems segments,” continued Mr. Puishys.  “Specifically, in Architectural Glass, we expect continued operational improvements and we are launching a strategic growth initiative to expand our presence in the non-residential market. In our Architectural Services segment, while we expect lower results in fiscal 2020 due to project schedules, we remain confident that the segment has never been stronger, as we ended fiscal 2019 with record backlog and a visible path to significant growth returning in fiscal 2021. We are confident in Apogee’s direction and will remain focused on our strategic initiatives to create long-term value for shareholders.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems revenue in the fourth quarter was $170.6 million, down from $183.5 million in the prior year quarter, primarily due to lower volumes. Fourth-quarter operating income was $6.1 million which includes the $3.1 million charge for the EFCO trade name impairment, down from $12.1 million in the prior year quarter, primarily driven by the lower volumes and a less favorable mix of work. Adjusted operating income in the fourth quarter was $9.5 million with adjusted operating margin of 5.6 percent, compared to $15.0 million and 8.2 percent respectively in the prior year quarter. Segment backlog increased slightly to $408.5 million, compared to $407.9 million a quarter ago and $405.7 million a year ago.

Architectural Glass
Architectural Glass delivered 13 percent growth in the fourth quarter, with revenue of $103.7 million compared to $92.1 million in the prior year quarter, as the segment improved its productivity and executed against the strong order volumes booked earlier in the fiscal year. Operating income was $7.3 million, compared to $4.1 million in last year’s fourth quarter. The prior year quarter included $3.0 million of restructuring-related costs. In the current quarter, both revenue and operating income were negatively affected by the impact of production interruptions caused by unusually severe winter weather.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Architectural Glass operating margin in the fourth quarter was 7.1 percent, a 120 basis point sequential increase from 5.9 percent in the third quarter of fiscal 2019, as the segment benefited from operating leverage on higher sales and made further progress toward overcoming the labor and productivity issues that reduced its profitability in the first half of the fiscal year. This improvement was partially offset by the impact of severe winter weather.

Architectural Services
Architectural Services’ revenue was $66.3 million in the fourth quarter, compared to $67.7 million in the prior-year quarter. The segment posted strong profitability improvements, with operating income increasing to $9.1 million and operating margin of 13.7 percent, compared to $6.3 million and 9.3 percent respectively in the prior year period, as a number of projects came to completion with strong execution and lower than expected costs. The segment had strong order flow during the quarter, with segment backlog increasing to $444.0 million, from $419.2 million last quarter and $426.3 million a year ago.

Large-Scale Optical
Large-Scale Optical revenue was $24.0 million, compared to $23.4 million in the fourth quarter last year. Operating income was $7.2 million, compared to $7.0 million in the prior year period, with operating margin improving to 29.9 percent, from 29.8 percent in the prior year quarter.

Financial Condition
The company ended the fiscal year with $245.7 million of long-term debt. Net cash provided by operating activities in fiscal 2019 was $96.4 million. Capital expenditures for the fiscal year were $60.7 million, compared to $53.2 million in fiscal 2018, as the company continued to make investments in growth and productivity improvement initiatives. During the fourth quarter, the company repurchased 657,983 shares of stock for $20.0 million. For the full fiscal year, Apogee returned $61.2 million of cash to shareholders through dividend payments and share repurchases, a 22 percent increase compared to fiscal year 2018.

Outlook
The company provided its financial outlook for fiscal 2020. The company expects:

•
Revenue growth of 1 to 3 percent, with growth in three of the company’s segments, partially offset by a decline in Architectural Services due to the execution schedules for projects already in backlog.

•
Operating margins between 8.2 to 8.6 percent, with margin improvement in Architectural Glass and Architectural Framing Systems, offset by reduced margins in Architectural Services due to negative leverage on lower volumes and less favorable project maturity compared to fiscal 2019. The company also expects margins will be negatively impacted by start-up costs related to the strategic growth investment in Architectural Glass and increased corporate costs from higher legal and other advisory expenses.

•
Diluted earnings per share in the range of $3.00 to $3.20, which excludes the possible benefit of any potential expense recovery associated with the EFCO-related charges the company recorded in the current quarter.

•	Tax rate of approximately 24.5 percent.

•	Capital expenditures of $60 to $65 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

http://ir.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, framing and displays. The company is organized in four segments, with three of the segments serving the commercial construction market:

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; EFCO, a manufacturer of aluminum window, curtainwall, storefront and entrance systems; Tubelite, a manufacturer of aluminum storefront, entrance and curtainwall products; Alumicor, a manufacturer of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

•
Large-Scale Optical segment, which leverages the same coating technologies used in the company’s Architectural Glass segment, consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for framing and display applications.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•
Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure include: the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, restructuring costs, non-cash goodwill and other intangible impairment costs, and unusual project-related charges.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize from firm contracts or orders. The company uses backlog as one of the metrics to evaluate sales trends in its long lead-time operating segments.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

•
Adjusted EBITDA is equal to the sum of adjusted operating income depreciation and amortization expenses.  We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of period-to-period changes in taxes, interest expense, and costs associated with capital investments and acquired companies.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) loss of key personnel and inability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could result in losses on individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) commodity price fluctuations, trade policy impacts, and supply availability; and (O) integration of recent acquisitions and management of acquired contracts. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2018 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Thirteen	Thirteen		Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	March 2, 2019	March 3, 2018	Change	March 2, 2019	March 3, 2018	Change
Net sales	$346,255	$353,453	(2)%	$1,402,637	$1,326,173	6%
Cost of sales	301,976	267,789	13%	1,109,072	992,655	12%
Gross profit	44,279	85,664	(48)%	293,565	333,518	(12)%
Selling, general and administrative expenses	59,057	57,795	2%	226,281	219,234	3%
Operating (loss) income	(14,778)	27,869	N/M	67,284	114,284	(41)%
Interest income	155	148	5%	355	538	(34)%
Interest expense	2,454	1,819	35%	8,449	5,508	53%
Other (expense) income, net	(69)	6	N/M	(528)	566	N/M
(Loss) earnings before income taxes	(17,146)	26,204	N/M	58,662	109,880	(47)%
Income tax (benefit) expense	(5,062)	3,875	N/M	12,968	30,392	(57)%
Net (loss) earnings	$(12,084)	$22,329	N/M	$45,694	$79,488	(43)%

(Loss) earnings per share - basic	$(0.45)	$0.79	N/M	$1.64	$2.79	(41)%
Average common shares outstanding	27,117	28,298	(4)%	27,802	28,534	(3)%
(Loss) earnings per share - diluted	$(0.45)	$0.78	N/M	$1.63	$2.76	(41)%
Average common and common equivalent shares outstanding	27,117	28,619	(5)%	28,082	28,804	(3)%
Cash dividends per common share	$0.1750	$0.1575	11%	$0.6475	$0.5775	12%

Business Segment Information
(Unaudited)

	Thirteen	Thirteen		Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands	March 2, 2019	March 3, 2018	Change	March 2, 2019	March 3, 2018	Change
Sales
Architectural Framing Systems	$170,636	$183,527	(7)%	$720,829	$677,198	6%
Architectural Glass	103,670	92,110	13%	367,203	384,137	(4)%
Architectural Services	66,264	67,700	(2)%	286,314	213,757	34%
Large-Scale Optical	23,971	23,406	2%	88,493	88,303	—%
Eliminations	(18,286)	(13,290)	38%	(60,202)	(37,222)	62%
Total	$346,255	$353,453	(2)%	$1,402,637	$1,326,173	6%
Operating (loss) income
Architectural Framing Systems	$6,107	$12,073	(49)%	$49,660	$59,031	(16)%
Architectural Glass	7,334	4,077	80%	16,503	32,764	(50)%
Architectural Services	9,074	6,318	44%	30,509	10,420	193%
Large-Scale Optical	7,158	6,978	3%	23,003	22,000	5%
Corporate and other	(44,451)	(1,577)	2,719%	(52,391)	(9,931)	428%
Total	$(14,778)	$27,869	N/M	$67,284	$114,284	(41)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	March 2, 2019	March 3, 2018
Assets
Current assets	$371,898	$336,278
Net property, plant and equipment	315,823	304,063
Other assets	380,447	381,979
Total assets	$1,068,168	$1,022,320
Liabilities and shareholders' equity
Current liabilities	$227,512	$208,152
Long-term debt	245,724	215,860
Other liabilities	98,615	86,953
Shareholders' equity	496,317	511,355
Total liabilities and shareholders' equity	$1,068,168	$1,022,320

Consolidated Condensed Statement of Cash Flows
(Unaudited)

	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended
In thousands	March 2, 2019	March 3, 2018
Net earnings	$45,694	$79,488
Depreciation and amortization	49,798	54,843
Share-based compensation	6,286	6,205
Proceeds from new markets tax credit transaction, net of deferred costs	8,850	—
Other, net	(7,019)	2,801
Changes in operating assets and liabilities	(7,186)	(15,874)
Net cash provided by operating activities	96,423	127,463
Capital expenditures	(60,717)	(53,196)
Proceeds on sale of property	12,333	1,394
Acquisition of businesses and intangibles	—	(182,849)
Other, net	(5,312)	1,083
Net cash used in investing activities	(53,696)	(233,568)
Borrowings on line of credit, net	30,000	149,960
Repurchase and retirement of common stock	(43,326)	(33,676)
Dividends paid	(17,864)	(16,393)
Other, net	(1,136)	(1,557)
Net cash (used in) provided by financing activities	(32,326)	98,334
Increase (decrease) in cash and cash equivalents	10,401	(7,771)
Effect of exchange rates on cash	(519)	(167)
Cash, cash equivalents and restricted cash at beginning of year	19,359	27,297
Cash, cash equivalents and restricted cash at end of period	$29,241	$19,359

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	March 2, 2019	March 3, 2018	March 2, 2019	March 3, 2018
Net (loss) earnings	$(12,084)	$22,329	$45,694	$79,488
Amortization of short-lived acquired intangibles	239	2,913	4,894	10,521
Project-related charges (1)	42,598	—	40,948	—
Impairment charge	3,141	—	3,141	—
Acquisition-related costs	—	258	—	5,098
Restructuring-related costs	—	3,026	—	3,026
Income tax impact on above adjustments	(10,851)	(917)	(11,560)	(5,157)
Adjusted net earnings	$23,043	$27,609	$83,117	$92,976

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 2, 2019	March 3, 2018	March 2, 2019	March 3, 2018
(Loss) earnings per diluted common share	$(0.45)	$0.78	$1.63	$2.76
Amortization of short-lived acquired intangibles	0.01	0.10	0.17	0.37
Project-related charges (1)	1.57	—	1.46	—
Impairment charge	0.12	—	0.11	—
Acquisition-related costs	—	0.01	—	0.18
Restructuring-related costs	—	0.11	—	0.11
Income tax impact on above adjustments	(0.40)	(0.03)	(0.41)	(0.18)
Adjusted earnings per diluted common share	$0.85	$0.96	$2.96	$3.23

EBITDA and Adjusted EBITDA

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	March 2, 2019	March 3, 2018	March 2, 2019	March 3, 2018
Net (loss) earnings	$(12,084)	$22,329	$45,694	$79,488
Income tax (benefit) expense	(5,062)	3,875	12,968	30,392
Other expense (income), net	69	(6)	528	(566)
Interest expense, net	2,299	1,671	8,094	4,970
Depreciation and amortization	11,420	15,069	49,798	54,843
EBITDA	(3,358)	42,938	117,082	169,127
Project-related charges (1)	42,598	—	40,948	—
Impairment charge	3,141	—	3,141	—
Acquisition-related costs	—	258	—	5,098
Restructuring-related costs	—	3,026	—	3,026
Adjusted EBITDA	$42,381	$46,222	$161,171	$177,251

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Thirteen Weeks Ended March 2, 2019
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$6,107	3.6%	$7,334	7.1%	$(44,451)	$(14,778)	(4.3)%
Amortization of short-lived acquired intangibles	239	0.1	—	—	—	239	0.1
Project-related charges (1)	—	—	—	—	42,598	42,598	12.3
Impairment charge	3,141	1.8	—	—	—	3,141	0.9
Adjusted operating income (loss)	$9,487	5.6%	$7,334	7.1%	$(1,853)	$31,200	9.0%

	Thirteen Weeks Ended March 3, 2018
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$12,073	6.6%	$4,077	4.4%	$(1,577)	$27,869	7.9%
Amortization of short-lived acquired intangibles	2,913	1.6	—	—	—	2,913	0.8
Acquisition-related costs	—	—	—	—	258	258	0.1
Restructuring-related costs	—	—	3,026	3.3	—	3,026	0.9
Adjusted operating income (loss)	$14,986	8.2%	$7,103	7.7%	$(1,319)	$34,066	9.6%

	Fifty-Two Weeks Ended March 2, 2019
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$49,660	6.9%	$16,503	4.5%	$(52,391)	$67,284	4.8%
Amortization of short-lived acquired intangibles	4,894	0.7	—	—	—	4,894	0.3
Project-related charges (1)	—	—	—	—	40,948	40,948	2.9
Impairment charge	3,141	0.4	—	—	—	3,141	0.2
Adjusted operating income (loss)	$57,695	8.0%	$16,503	4.5%	$(11,443)	$116,267	8.3%

	Fifty-Two Weeks Ended March 3, 2018
	Framing Systems Segment		Architectural Glass Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$59,031	8.7%	$32,764	8.5%	$(9,931)	$114,284	8.6%
Amortization of short-lived acquired intangibles	10,521	1.6	—	—	—	10,521	0.8
Acquisition-related costs	—	—	—	—	5,098	5,098	0.4
Restructuring-related costs	—	—	3,026	0.8	—	3,026	0.2
Adjusted operating income (loss)	$69,552	10.3%	$35,790	9.3%	$(4,833)	$132,929	10.0%

(1) The adjustment for project-related charges for the fifty-two weeks ended March 2, 2019 includes an adjustment for profits recognized during the first three quarters of fiscal 2019 on contracts that were acquired with the purchase of EFCO. The amounts included in operating income are $565, $448 and $637, and EPS are $0.02, $0.01 and $0.02, for the thirteen weeks ended June 2, 2018, September 1, 2018 and December 1, 2018, respectively.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com